EXECUTION COPY


                               NOTE AGREEMENT

US$45,000,000                                             March 31, 1998


FOR VALUE RECEIVED, ZENITH ELECTRONICS
CORPORATION (the "Borrower") promises to pay to the order of LG
ELECTRONICS INC. (the "Lender") having its principal offices at 20 Yoido-
Dong, Youngdungpo-Ku, Seoul, Korea, the aggregate unpaid principal balance of each advance (an "Advance" and collectively the "Advances") made by the Lender hereunder on or before June 30, 1998. The aggregate principal amount of the Advances shall not exceed FORTY FIVE MILLION UNITED STATES
DOLLARS (US$45,000,000) and, unless accelerated earlier pursuant to the provisions of this Note Agreement, shall be payable in full on the first anniversary of the initial Advance; provided that the Lender may, upon ten (10) business days prior notice, demand the repayment of the Note Agreement at any time after June 30, 1998.

All terms which are capitalized and used herein (which are not otherwise specifically defined herein) shall have the same meaning herein as ascribed in that certain Reimbursement Security Agreement dated December
22, 1997, between the Borrower and the Lender, as amended (the
"Reimbursement Security Agreement").

The Lender has agreed to make Advances to the Borrower, subject to the terms and conditions of this Note Agreement and the applicable laws and regulations of Korea, including the Foreign Exchange Management
Regulations of Korea. The Lender hereby warrants that to the best of the Lender's knowledge, the terms of this Note Agreement are in compliance with the Foreign Exchange Management Regulations of Korea. It is thereby agreed that:

(a) the Lender will not make the initial Advance unless at the time of such initial Advance the Lender shall have received, in form and substance satisfactory to it:

(i)	This Note Agreement;

(ii)	An executed amendment to the Mortgage (as hereinafter
defined), in a recordable form (the "Mortgage Amendment");

(iii)	Executed amendments to the Reimbursement Security
Agreement and to the other Security Documents (together with the Mortgage Amendment, hereinafter collectively called, the "Security Document Amendments"), together with any UCC financing statements, as required by the Lender;

(iv)	An executed Patent Security Agreement (as hereinafter
defined), together with evidence satisfactory to the Lender that the liens granted pursuant to the Patent Security
Agreement will be second priority perfected liens on the collateral described therein;

(v) 	A certificate as to the resolution of the Board of Directors of the Borrower, authorizing the execution, delivery and performance of this Note Agreement, the Patent Security
Agreement, the Security Document Amendments and all other agreements and documents to be executed pursuant hereto and authorizing the person(s) who signed, or will sign this Note Agreement, the Patent Security Agreement, the
Security Document Amendments and all other documents to be executed pursuant hereto on the Borrower's behalf to do so, and any power of attorney executed in connection therewith;

(vi)	An opinion of counsel to the Borrower; and

(vii)	Such other documents as the Lender may reasonably request.

(b) 	The Lender will not make any Advance unless at the time of
such Advance;

(i)	The Borrower shall have provided the Lender with a request
for an Advance, substantially in the form of Exhibit A hereto, at least five (5) business days prior to such Advance;

(ii)	The representations and warranties contained herein shall be true and correct, and no Event of Default (as hereinafter defined) or event or condition that, with giving of notice or passage of time, or both, could become an Event of Default (a
"Default") shall have occurred or be continuing;

(iii)	The Borrower shall have certified to the Lender that in the
best business judgment of the Borrower, the amount of each Advance (A) is necessary for the working capital needs of the Borrower for a period of not more than 21 days from the date of an Advance (the "Advance Date"), and (B) will permit the Borrower to maintain an available balance of not less than US$15,000,000, nor more than US$25,000,000 ("Availability
Range") from all sources, including but not limited to invested cash, amounts generated from operations or amounts available to the Borrower under other credit facilities for the 14 day period immediately following the Advance Date; and

(iv)	The Borrower shall have certified that the proceeds of such
Advance shall be used for working capital purposes and that at the time of, and after giving effect to, such Advance no Default or Event of Default exists and is continuing.

Each Advance shall be in a principal amount of no less than $5,000,000 and in an integral multiple of $1,000,000 in excess thereof, unless the Lender and the Borrower shall agree otherwise. The Lender and the Borrower shall review and may revise the Availability Range on or prior to April 30, 1998, based on the practicality of the range and advance procedures.

The unpaid principal of each Advance shall bear interest at the rate of interest equal to 6.5% per annum above the Interbank Rate (as hereinafter defined).

For purposes of this Note Agreement:

"Interbank Rate" for an Advance shall mean

(a) on or before June 30, 1998, the interest rate which is determined by the Lender in its sole discretion to be the arithmetic mean of the rates per annum (rounded upwards, if necessary, to the nearest 1/16%) quoted on the Screen 3750 (or such other screen as may display London interbank offered rates of major banks for U.S. dollar deposits) on the Telerate System (or if such quote is unavailable on the relevant date, the rate quoted by a reference bank in London selected by the Lender) for the three month period at approximately 11:00 a.m. (London time) on the date which is two (2) business days prior to the date of such Advance; and

(b) on or after July 1, 1998, the interest rate which is determined on the first business day of each calendar quarter commencing on July 1, 1998 by the Lender in its sole discretion to be the arithmetic mean of the rates per annum (rounded upwards, if necessary, to the nearest 1/16%) quoted on the Screen 3750 at approximately 11:00 a.m. (London time) on such business day
(or such other screen as may display London interbank offered rates of major banks for U.S. dollar deposits) on the Telerate System (or if such quote is unavailable on the relevant date, the rate quoted by a reference bank in London selected by the Lender) for a three month period, such rate calculated as of the first business day of any calendar quarter to be in effect for purposes of interest accrual from the first calendar day of such quarter through the last calendar day of such quarter.

"Interest Payment Date" shall mean the last day of each calendar quarter commencing on June 30, 1998.

In the event the Borrower fails to make payment of all or any portion of the Advance when due or any other payment due hereunder, the unpaid amount shall bear interest from such date until full payment thereof at the rate that is 8.5% per annum above the Interbank Rate.

Accrued interest shall be paid  quarterly in arrears on each Interest
Payment Date, and shall be calculated on the basis of the actual number of days elapsed and a year of 360 days. If any such payment of interest falls due on a day when the banks are not open in Chicago and Seoul, Korea, payment shall be made on the next business day in Chicago and Seoul, Korea. After maturity, interest shall be payable upon demand.

The Lender's records relating to Advances shall be rebuttably presumptive evidence of the outstanding principal and interest on the Advances, and, in the event of inconsistency, shall prevail over any records of the Borrower and any written confirmations of Advances given by the Borrower.

Payments of both principal and interest hereon are to be made in immediately available funds in lawful money of the United States of America not later than 1:00 p.m. Chicago time on the day in question to the account of the Lender (account no. YCD001) with the Commercial Bank of Korea, Yoido Chungang Branch, at Seoul, Korea or at such other place and/or to such other account as the Lender may notify the Borrower.

This Note Agreement may be prepaid in whole or in part without premium or penalty. All prepayments shall first be applied to interest on the principal being prepaid to the date of prepayment. Any prepayments may not be reborrowed.

Payment of this Note Agreement is secured by subordinated security interests granted pursuant to (i) the Reimbursement Security Agreement, as amended, whereby the Borrower granted the Lender a security interest in certain machinery, equipment and other collateral, (ii) a certain
Reimbursement Stock Pledge Agreement dated November 3, 1997, between the Borrower and the Lender, as amended, whereby the Borrower pledged certain stock to the Lender, (iii) a certain Reimbursement Trademark Collateral Security Agreement dated November 3, 1997, as amended, between the Borrower and the Lender, whereby the Borrower granted the Lender a security interest in certain trademarks, (iv) a certain Reimbursement Subsidiary Security Agreement dated November 3, 1997, as amended, among certain Subsidiaries of the Borrower and the Lender, as amended, whereby the Subsidiaries granted security interests in certain of their trademarks, patents, machinery, equipment and other collateral, (v) a certain Reimbursement Mortgage and Deed of Trust dated January 27, 1998, as amended, (the "Mortgage") whereby the Borrower and its Subsidiary granted security interests in certain real estates and (vi) a certain Patent Security Agreement of even date herewith, between the Borrower and the Lender (the "Patent Security Agreement") whereby the Borrower is granting the Lender a security interest in HDTV patents.

From the date of this Note Agreement and thereafter until this Note
Agreement and all other liabilities of the Borrower hereunder are paid in full, the Borrower agrees that, unless the Lender shall otherwise expressly consent, the Borrower shall comply with the covenants set forth in that certain Credit Agreement, dated as of March 31, 1997, with Citicorp North America, Inc., as Agent, and the other lenders parties thereto (the "Credit Agreement"), as in effect on the date hereof without giving effect hereafter to changes in said Credit Agreement not consented to in writing by the Lender for purposes of this Note Agreement and the Borrower agrees with the Lender that the covenants set forth in the Credit Agreement and, to the extent that they apply to such covenants, the definitions and other definitional provisions set forth in the Credit Agreement, together with all other sections of the Credit Agreement to which reference is made, are incorporated in this Note Agreement by reference as though specifically set forth herein, and they shall remain in full force and effect with respect to this Note Agreement and the obligation of the Borrower to comply with the same shall continue notwithstanding the termination of the Credit Agreement. Without limiting the generality of the foregoing, the Borrower shall deliver to the Lender all the notices, reports, certificates and other documents required to be delivered to the Agent under the Credit Agreement on the same day when the Agent shall receive them.

The Borrower hereby represents and warrants to the Lender as of each Advance Date that:

(a)	The Borrower and all of its Subsidiaries  are corporations
duly organized, validly existing and in good standing under the laws of the states of their respective incorporation, and they are duly qualified and in good standing as foreign corporations authorized to do business in each state where, because of the nature of their respective activities or properties, such qualification is required.

(b)	The Borrower is duly authorized to execute and deliver this
Note Agreement, the Patent Security Agreement and the
Security Document Amendments to which it is a party and is and will continue to be duly authorized to perform its obligations under this Note Agreement, the Patent Security
Agreement and the Security Document Amendments to which it is a party in accordance with such documents' respective terms and to make borrowings pursuant to the terms of this Note Agreement.

(c)	The execution and delivery of this Note Agreement, the
Patent Security Agreement and the Security Document
Amendments to which the Borrower is a party and the performance by the Borrower of its obligations under this Note Agreement, the Patent Security Agreement and the
Security Document Amendments to which it is a party do not and will not conflict with any provision of law or of the Borrower's charter or by-laws or of any agreement binding upon the Borrower.

(d)	This Note Agreement, the Patent Security Agreement and the
Security Document Amendments to which the Borrower is a party, when duly executed and delivered by the Borrower will be legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with the terms thereof, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors' rights or by general principles of equity.

If one or more of the following (each an "Event of Default") shall occur and be continuing:

(i)	If the Borrower fails to pay any payment of this Note
Agreement when due and payable;

(ii)	If a decree or order of a court having jurisdiction in the
premises for the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of the Borrower or any Subsidiary or a substantial part of the property of the Borrower or any Subsidiary, or for the winding up or liquidation of their affairs, shall have been entered, and such decree or order shall have remained in force and undischarged and unstayed for a period of 60 days;
or if any substantial part of the property of the Borrower or any Subsidiary shall be sequestered or attached and shall not be returned to the possession of such party or released from such attachment within 30 days thereafter;

(iii)	If a decree or order by a court having jurisdiction in the
premises shall have been entered adjudging the Borrower or any Subsidiary a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, readjustment, arrangement, composition or similar relief of the Borrower or any Subsidiary under the federal bankruptcy laws, or any similar applicable federal or state law; or if the Borrower or any Subsidiary is adjudicated a voluntary bankrupt, or the Borrower or any Subsidiary shall consent to the filing of a bankruptcy proceeding, or the Borrower or any Subsidiary shall file a petition or answer or consent seeking reorganization, readjustment, arrangement, composition or similar relief under federal bankruptcy laws, or any other similar applicable federal or state law, or the Borrower or any Subsidiary shall consent to the filing of any such petition, or the Borrower or any Subsidiary shall consent to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of the Borrower or any Subsidiary or of a substantial part of either of their property, or shall make an assignment for the benefit of creditors, or shall admit in writing either inability to pay its debts generally as they become due, except as described in its filings with the Securities and Exchange Commission, or if corporate action, except as approved by the Board of Directors of the Borrower, shall be taken by the Borrower or any Subsidiary in furtherance of any of the aforesaid purposes;

(iv)	If the Borrower shall default in the performance or
observance of any of the covenants, conditions or agreements contained in this Note Agreement, the Credit Agreement, the Reimbursement Agreement, the Mortgage or any Reimbursement Security Document and such default or defaults shall continue unremedied for a period of 30 days after the Borrower knew or should have known of the occurrence of such default or defaults;

then, and in each such case with the exception of an Event of Default described in clauses (ii) and (iii) above, the Lender, at its election and without notice to the Borrower and at any time and from time to time, may (i) terminate its commitment to make Advances hereunder or (ii) declare this Note Agreement immediately due and payable, and thereupon the same shall become immediately due and payable. Upon the occurrence of an Event of Default described in clauses (ii) and (iii) above, the principal, interest and other obligations hereunder shall thereupon and concurrently therewith become due and payable, and the commitment of the Lender to make Advances hereunder shall forthwith terminate, all without any action by the Lender and without presentment, demand, protest, or other notice of any kind, all of which are expressly waived, anything herein to the contrary notwithstanding. Notwithstanding the foregoing and irrespective of the occurrence or continuance of any of these events, the Lender in its sole discretion may, upon ten (10) business days prior notice, demand immediate payment in full of this Note Agreement at any time after June 30, 1998. For purposes of applying clause (iv) above, any waiver, amendment or other modification of the Credit Agreement shall not be effective unless and until approved by the Lender hereunder.

The Borrower agrees to pay or reimburse the Lender and any other holder hereof for all costs and expenses of preparing, seeking advice in regard to, enforcing, and preserving its rights under, this Note Agreement or any document or instrument executed in connection herewith (whether in or out of court, in original or appellate proceedings or in bankruptcy). The Borrower, for itself and on behalf of any guarantor or indorser, irrevocably waives presentment, protest, demand and notice of any kind in connection herewith.

The Borrower covenants and agrees that any and all payments to be made by the Borrower hereunder shall be made free and clear of and without deduction for any present or future taxes, levies, imposts, duties, fees, deductions, charges or withholdings of any nature now or hereafter imposed, levied, collected, withheld or assessed by any taxation authority in the Republic of Korea, the United States of America or any other country (or any international taxing authority), or political subdivision or taxing authority or agency of any country, (all such taxes, deductions, withholding or other amounts hereinafter referred to as "Taxes"). If the Borrower shall be required by law to make any such deduction or withholding from any payment hereunder, (i) the sum payable shall be increased as may be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional Taxes payable hereunder) the Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Borrower shall make such deductions or withholdings and (iii) the Borrower shall pay the full amount deducted or withheld to the relevant taxation authority or other authority in accordance with applicable law.

In the event that the Lender becomes entitled to receive payments under this Note Agreement without deduction or withholding of any United
States federal income taxes, the Lender shall notify the Borrower of such event and the Lender shall deliver to the Borrower two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, certifying in either case that the Lender is entitled to receive payments under this Note Agreement without deduction or withholding of any United States federal income taxes.

In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder (hereinafter referred to as "Other Taxes").

The Borrower will indemnify and hold harmless the Lender for the full amount of the Taxes or Other Taxes (including without limitation any Taxes or Other Taxes imposed by any jurisdiction on amounts payable hereunder paid by the Lender) or any liability (including penalties, interest and expenses) or claim arising therefrom or with respect thereto. This indemnification shall be made within thirty (30) days from the date the Lender makes written demand therefore.

Within thirty (30) days after the date of any payment of Taxes the Borrower will furnish to the Lender the original or a certified copy of a receipt evidencing payment thereof.

This Note Agreement is made under and governed by the internal laws of the State of Illinois and not, by application of choice of law principles, the internal laws of another state or country and shall be deemed to have been executed in the State of Illinois.

THE BORROWER AND THE LENDER HEREBY KNOWINGLY,
VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY
MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION
BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION
WITH, THIS NOTE AGREEMENT OR ANY OTHER RELATED
DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING,
STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF
THE BORROWER OR THE LENDER.  THE BORROWER
ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND
SUFFICIENT CONSIDERATION FOR THIS PROVISION AND EACH
OTHER PROVISION OF THIS NOTE AGREEMENT.

This Note Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement. Delivery of an executed counterpart of this Note Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof.


                      [signature pages to follow]


IN WITNESS WHEREOF, the parties hereto have executed this Note
Agreement or caused it to be executed by their duly authorized officers, effective as of the day and year first written above.


ZENITH ELECTRONICS CORPORATION
as Borrower


By:

Its:



LG ELECTRONICS INC.
as Lender


By:

Its:




STATE OF ILLINOIS 	)
                   )  SS.
COUNTY OF          )


I, __________________________________________, a
Notary Public in and for said County, in the State aforesaid, DO HEREBY CERTIFY that _________________ , personally known to me to be the _______________ of ZENITH ELECTRONICS CORPORATION, whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that he signed and delivered said instrument as and of said corporation, and caused the corporate seal of said corporation to be affixed thereto, as his free and voluntary act, and as the free and voluntary act and deed of said corporation, for the uses and purposes therein set forth.

GIVEN under my hand and notarial seal this __ day of _____________, 1998.



___________________________________
Notary Public

My Commission Expires:_____________




STATE OF ILLINOIS	)
                  )  SS.
COUNTY OF         )


I, __________________________________________, a
Notary Public in and for said County, in the State aforesaid, DO HEREBY CERTIFY that _________________ , personally known to me to be the ______________ of LG ELECTRONICS INC., whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that he signed and delivered said instrument as and of said corporation, and caused the corporate seal of said corporation to be affixed thereto, as his free and voluntary act, and as the free and voluntary act and deed of said corporation, for the uses and purposes therein set forth.

GIVEN under my hand and notarial seal this ___ day of _____________, 1998.



___________________________________
Notary Public

My Commission
Expires:_____________